Media Contact:	Bunge News Bureau Bunge 636-292-3022 news@bunge.com

Investor Contact:	Ruth Ann Wisener Bunge Limited 636-292-3014 Ruthann.wisener@bunge.com

Bunge Refinances its $1.75 Billion Revolving Credit Facility Tied to Enhanced Sustainability Linked Targets

St. Louis, MO – December 16, 2021 – Bunge (NYSE:BG) has closed on the refinancing of its US$1.75 billion, three-year revolving credit facility. The interest rate under this facility is linked to the Company’s credit ratings and also to five core sustainability targets, which include the recently established science-based targets (SBTs) that define Bunge’s climate goals within its operations and reinforce the Company’s commitment to eliminate deforestation in its supply chains by 2025.
The transaction, done through Bunge Finance Europe B.V., a wholly owned subsidiary of Bunge Limited, refinances the company’s existing facility which was converted into Bunge’s first ever sustainability-linked loan on December 16, 2019.
“As an early adopter of sustainability-linked loan mechanisms, we created a meaningful connection between Bunge’s capital structure and our sustainability strategy. We are pleased with the progress our team is delivering against our annual ESG targets, which gives us the confidence to enhance the targets linked to this facility. We will continue to focus on bringing forward sustainable business solutions everywhere we have a presence and where we can effect positive change,” said John Neppl, Bunge’s Chief Financial Officer.
BNP Paribas, Credit Agricole Corporate and Investment Bank, ING Bank, Natixis and Sumitomo Mitsui Banking Corporation served as Active Bookrunners, Mandated Lead Arrangers and Coordinators on the transaction. In addition, Natixis and BNP Paribas served as Sustainability Coordinators.
ANZ Banking Group, Banco Santander, Bank of China, Bank of Montreal, Citibank, Deutsche Bank, Industrial and Commercial Bank of China, Mizuho Bank, MUFG Bank, Rabobank, Royal Bank of Canada, Standard Chartered Bank, U.S. Bank and Wells Fargo Bank have also acted as Mandated Lead Arrangers and Bookrunners for this transaction.

About Bunge
At Bunge (NYSE: BG), our purpose is to connect farmers to consumers to deliver essential food, feed and fuel to the world. With more than two centuries of experience, unmatched global scale and deeply rooted relationships, we work to put quality food on the table, increase sustainability where we operate, strengthen global food security, and help communities prosper. As the world’s leader in oilseed processing and a leading producer and supplier of specialty plant-based oils and fats, we value our partnerships with farmers to improve the productivity and environmental efficiency of agriculture across our value chains and to bring quality products from where they’re grown to where they’re consumed. At the same time, we collaborate with our customers to create and reimagine the future of food, developing tailored and innovative solutions to meet evolving dietary needs and trends in every part of the world. Our Company is headquartered in St. Louis, Missouri, and we have almost 23,000 dedicated employees working across approximately 300 facilities located in more than 40 countries.

Website Information
We routinely post important information for investors on our website, www.bunge.com, in the "Investors" section. We may use this website as a means of disclosing material, non-public information and for complying with our disclosure obligations under Regulation FD. Accordingly, investors should monitor the Investors section of our website, in addition to following our press releases, SEC filings, public conference calls, presentations and webcasts. The information contained on, or that may be accessed through, our website is not incorporated by reference into, and is not a part of, this document.

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